[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT]





May 10, 2001


The Bear Stearns Companies Inc.
245 Park Avenue
New York, NY  10167

Re:   Bear Stearns Capital Trust III
      7.80% Trust Issued Preferred Securities
      ---------------------------------------

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), and Bear Stearns Capital Trust III, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Prospectus Supplement, dated May 3, 2001 (the "Prospectus Supplement"), to the Prospectus, dated December 2, 1998 (the "Prospectus", and together with the Prospectus Supplement, the "Final Prospectus"), relating to the issuance and sale of 10,500,000 shares of 7.80% Trust Issued Preferred Securities ($262,500,000 aggregate liquidation amount) (the "Preferred Securities"). The Preferred Securities will be issued in accordance with the provisions of the Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of May 10, 2001, among the Company, as Depositor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee, the Administrators named therein, and the several Holders (as defined therein). The Final Prospectus is included in the Registration Statement on Form S-3 (Registration Nos. 333-66861 and 333-66861-01), as amended to the date hereof (the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended, to which this opinion letter is an exhibit.

In rendering the opinion set forth below, we have examined and relied upon the originals, copies, or specimens, certified or otherwise identified to our satisfaction, of the following: (i) the Trust Agreement; (ii) the Registration Statement, including the Final Prospectus constituting a part thereof, (iii) the Underwriting Agreement, (iv) the Indenture, dated as of December 16, 1998, as supplemented by the First Supplemental Indenture, dated as of December 16, 1998, and the Second Supplemental Indenture, dated as of May 10, 2001, (v) the Preferred Securities Guarantee Agreement, dated as of May 10, 2001, between the Company and The Chase Manhattan Bank, as Guarantee Trustee, for the benefit of the Holders (as defined therein) and (vi) the Common Securities Guarantee

The Bear Stearns Companies Inc.         -2-                         May 10, 2001



Agreement, dated as of May 10, 2001, by the Company, for the benefit of the Holders (as defined therein). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents, including among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. As to any facts material to the opinion expressed below that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company, the other parties, and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company, the other parties, and of public officials in connection with the preparation and delivery of this letter.

We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties.

The following opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America.

The Bear Stearns Companies Inc.         -3-                         May 10, 2001



Based upon and subject to the foregoing, we are of the opinion that the statements contained in the Final Prospectus under the caption "Certain US Federal Income Tax Considerations," to the extent that they constitute statements of matters of law or legal conclusions with respect thereto, have been prepared or reviewed by us and provide a fair summary of the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Preferred Securities based upon current law.

We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus Supplement constituting a part of the Registration Statement under the captions "Certain US Federal Income Tax Considerations" and "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,



/s/ Cadwalader, Wickersham & Taft